As filed with the Securities and Exchange Commission on May 1, 2020

Registration No. 333-232657

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EQT CORPORATION

(Exact name of Registrant as specified in its charter)

Pennsylvania	25-0464690
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania (Address of principal executive offices)	15222 (Zip Code)

EQT CORPORATION 2020 LONG-TERM INCENTIVE PLAN

EQT CORPORATION 2019 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

William E. Jordan

Executive Vice President and General Counsel

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(Name and address of agent for service)

(412) 553-5700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 1, 2020 (the “Effective Date”), the shareholders of EQT Corporation (the “Company”) approved the EQT Corporation 2020 Long-Term Incentive Plan (the “2020 LTIP”). The total number of shares of EQT Corporation common stock, no par value (the “Common Stock”), authorized for issuance under the 2020 LTIP includes, in addition to 7,200,000 new shares of Common Stock (registered concurrently by the Company on a new Registration Statement on Form S-8 on the Effective Date), (i) the number of shares of Common Stock that remained available for issuance under the EQT Corporation 2019 Long-Term Incentive Plan (the “2019 LTIP”) as of the Effective Date and (ii) the undelivered shares of Common Stock subject to outstanding awards under the 2019 LTIP that become available for future awards as provided under the 2020 LTIP (the shares described in (i) and (ii), the “2019 LTIP Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126.43, this
Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement No. 333-232657 (the “Registration Statement”) is hereby filed to cover the issuance of the 2019 LTIP Shares pursuant to the 2020 LTIP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference into the Registration Statement:

(a)          EQT’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on February 27, 2020);

(b)          EQT’s Current Reports on Form 8-K filed on January 3, 2020, January 13, 2020 (and Amendment No. 1 thereto, filed on February 25, 2020), January 21, 2020, February 12, 2020, March 3, 2020, March 5, 2020, March 26, 2020, April 23, 2020, April 24, 2020, and April 29, 2020; and

(c)          EQT’s description of its common stock set forth in Exhibit 99.1 to EQT’s Current Report on Form 8-K filed on July 15, 2019, including any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under the Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

EQT is incorporated under the laws of the Commonwealth of Pennsylvania.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law, as amended (the “PBCL”), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)  by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)  if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)  by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of EQT’s by-laws (the “Bylaws”) provides that directors or officers of the Company shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other proceeding (whether brought by or in the right of the corporation or otherwise) arising out of their service to EQT or to another corporation, partnership, joint venture, trust or other enterprise at the request of EQT; provided, however, that EQT will not indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such director or officer (other than a proceeding to enforce such person’s rights to indemnification under Article IV) unless such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of the Bylaws provides that the Company may purchase and maintain insurance to protect EQT and its directors, officers or representatives against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

EQT maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, EQT may receive reimbursement for amounts as to which the directors and officers are indemnified by EQT under the Bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the Bylaw indemnification provisions described above.

As permitted by PBCL Section 1713, EQT’s restated articles of incorporation (the “Articles”) and the Bylaws provide that no director shall be personally liable for monetary damages as such for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office under Subchapter B—“Fiduciary Duty” of Chapter 17 of the PBCL and such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

The Company also has indemnification agreements with all of EQT’s executive officers and directors (collectively, “Indemnitees”). These agreements provide that the Indemnitees will be protected as promised in the Bylaws (regardless of, among other things, any amendment to or revocation of the Bylaws or any change in the composition of EQT’s Board of Directors or an acquisition transaction relating to EQT) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the Indemnitees under EQT’s director and officer insurance policies. The indemnification agreements, among other things and subject to certain limitations, indemnify and hold harmless the Indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by the Indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Company or otherwise, in which the Indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the Indemnitees are or were directors or officers of the Company or are or were serving at the Company’s request as directors, officers, employees, trustees or representatives of another corporation or enterprise.

The foregoing is only a general summary of certain aspects of the PBCL, the Articles and the Bylaws dealing with indemnification of directors and officers and does not purport to be complete.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description
5.1*	Opinion of Morgan, Lewis & Bockius LLP
5.2	Opinion of Morgan, Lewis & Bockius LLP, incorporated herein by reference to Exhibit 5.1 to Form S-8 (Commission File No. 333-232657) filed on July 15, 2019
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for EQT Corporation
23.2*	Consent of Ryder Scott Company, L.P.
23.3*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2)
24.1*	Powers of Attorney (included in the signature page of this Post-Effective Amendment)
99.1	EQT Corporation 2020 Long-Term Incentive Plan, incorporated by reference herein to Exhibit 99.1 to Form S-8 (Commission File No. 333-237953) filed on May 1, 2020
99.2	EQT Corporation 2019 Long-Term Incentive Plan, incorporated herein by reference to Exhibit 99.1 to Form S-8 (Commission File No. 333-232657) filed on July 15, 2019

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on or before May 1, 2020.

EQT CORPORATION

By:	/s/ David Khani
	Name:	David Khani
	Title:	Chief Financial Officer

Each person whose signature appears below hereby appoints Toby Z. Rice, David Khani, and William E. Jordan, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Post-Effective Amendment to the Registration Statement on Form S-8 (including all post-effective amendments and supplements to such Post-Effective Amendment filed under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons in the capacities indicated and on or before this first day of May, 2020:

Signature	Title	Date

/s/ Toby Z. Rice
Toby Z. Rice	President, Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2020

/s/ David Khani
David Khani	Chief Financial Officer (Principal Financial Officer)	May 1, 2020

/s/ Todd M. James
Todd M. James	Chief Accounting Officer (Principal Accounting Officer)	May 1, 2020

/s/ Lydia I. Beebe
Lydia I. Beebe	Director	May 1, 2020

/s/ Philip G. Behrman
Philip G. Behrman	Director	May 1, 2020

/s/ Lee M. Canaan
Lee M. Canaan	Director	May 1, 2020

Signature	Title	Date

/s/ Janet L. Carrig
Janet L. Carrig	Director	May 1, 2020

/s/ Kathryn J. Jackson
Kathryn J. Jackson	Director	May 1, 2020

/s/ John F. McCartney
John F. McCartney	Director	May 1, 2020

/s/ James T. McManus II
James T. McManus II	Director	May 1, 2020

/s/ Anita M. Powers
Anita M. Powers	Director	May 1, 2020

/s/ Daniel J. Rice IV
Daniel J. Rice IV	Director	May 1, 2020

/s/ Stephen A. Thorington
Stephen A. Thorington	Director	May 1, 2020

/s/ Hallie A. Vanderhider
Hallie A. Vanderhider	Director	May 1, 2020